UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN EAGLE OUTFITTERS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

May 30, 2013

and

PROXY STATEMENT

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203

412-432-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2013

April 17, 2013

To the Stockholders of
American Eagle Outfitters, Inc.:

The 2013 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices located at 417 Fifth Avenue, 8th Floor, New York, New York on Thursday, May 30, 2013, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class III directors to serve until the 2016 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, and one Class II director to serve until the 2015 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. The nominees are: Robert L. Hanson (Class III); Thomas R. Ketteler (Class III); Cary D. McMillan (Class III); and David M. Sable (Class II);
2.	To hold an advisory vote on the compensation of our named executive officers;
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

We have elected to furnish proxy materials and our Fiscal 2012 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission. On or about April 17, 2013, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Cornelius Bulman, Jr.
Corporate Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2013

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 30, 2013, at 11:00 a.m., local time, at the Company’s offices located at 417 Fifth Avenue, 8th Floor, New York, New York and at any adjournment thereof. It is being mailed to the stockholders on or about April 17, 2013. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 5, 2013, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 192,544,595 shares of Common Stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the purpose of the Annual Meeting?

Stockholders will be asked to vote on the following matters at the Annual Meeting:

1.	The election of three Class III directors to serve until the 2016 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, and one Class II director to serve until the 2015 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. The nominees are: Robert L. Hanson (Class III); Thomas R. Ketteler (Class III); Cary D. McMillan (Class III); and David M. Sable (Class II);
2.	An advisory vote on the compensation of our named executive officers; and
3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

●	FOR each of the nominees for director listed in this Proxy Statement;
●	FOR the approval of the compensation of our named executive officers; and
●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2012 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. On or about April 17, 2013, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a proxy card along with a printed copy of the proxy materials. You may complete and sign the enclosed proxy card and return it in the pre-paid envelope. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent ( i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Cornelius Bulman, Jr., Corporate Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 192,544,595 shares of Common Stock outstanding and entitled to vote. Therefore, 96,272,298 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors or the advisory vote on the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on certain proposals, your shares will not be counted for those proposals, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Item 1.	Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Item 2.	The advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 3.	Appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

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For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 3, 2014 and no later than April 1, 2014, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2014 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 19, 2013. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 19, 2013. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2014 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 3, 2014 or after April 1, 2014. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of March 8, 2013, unless otherwise noted, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each nominee for director; (iv) each executive officer named in the summary compensation table below; and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common	Right to		Percent
	Stock (1)	Acquire (2)	Total	(3)

5% Beneficial Owners
BlackRock, Inc. (4)	12,583,234	—	12,583,234	6.5%
Lazard Asset Management LLC (5)	10,281,956	—	10,281,956	5.3%
Jay L. Schottenstein (6)	10,169,791	—	10,169,791	5.2%
Royce & Associates, LLC (7)	9,787,433	—	9,787,433	5.0%

Directors and Executive Officers
Mary M. Boland	9,186	—	9,186	*
Fredrick W. Grover	49,368	202,784	252,152	*
Robert L. Hanson	94,162	232,028	326,190	*
Joan Holstein Hilson (8)	79,927	376,989	456,916	*
Scott M. Hurd	11,517	—	11,517	*
Michael G. Jesselson	360,154	3,103	363,257	*
Thomas R. Ketteler	17,510	—	17,510	*
Roger S. Markfield	442,868	1,339,937	1,782,805	*
Cary D. McMillan	18,193	37,411	55,604	*
Janice E. Page	35,298	11,868	47,166	*
Michael R. Rempell	60,745	204,027	264,772	*
David M. Sable	—	—	—	*
Noel J. Spiegel	10,000	14,823	24,823	*
Gerald E. Wedren	31,130	27,931	59,061	*

All current directors and current executive officers as a group (15 in group)	11,420,803	2,278,147	13,698,950	7.0%

* Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of March 8, 2013 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 194,109,552 shares outstanding at March 8, 2013 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of March 8, 2013, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G filed with the SEC on February 6, 2013, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership of 12,583,234 shares. BlackRock, Inc. has sole voting and dispositive power over the 12,583,234 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

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(5)

In a Schedule 13G filed with the SEC on March 11, 2013, Lazard Asset Management LLC, an investment adviser, reported beneficial ownership of 10,281,956 shares. Lazard Asset Management LLC has sole voting of 1,631,820 shares and sole dispositive power of 10,281,956 shares. The address for Lazard Asset Management LLC is 30 Rockefeller Plaza, New York, NY 10112.

(6)	Mr. Schottenstein has sole power to vote and dispose as trustee of a trust that owns 6,300 shares and has shared power to vote and dispose of a trust that owns 245,406 shares. Additionally, Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 2,034,560 shares of the Company held by SEI, Inc., and they are included under his name in the table. Mr. Schottenstein also may be deemed to be the beneficial owner of 3,250,698 shares of the Company held by Schottenstein SEI, LLC, and they are included under his name in the table. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein SEI, LLC and serves as Chairman of SEI, Inc., its sole member. Mr. Schottenstein also has sole power to vote 3,694,736 shares held by family members pursuant to the terms of a voting agreement that are included under his name in the table.

(7)

In a Schedule 13G filed with the SEC on January 29, 2013, Royce & Associates, LLC, an investment adviser, reported beneficial ownership of 9,787,433 shares. The Schedule 13G states that Royce & Associates, LLC has sole voting and dispositive power over the 9,787,433 shares. The address for Royce & Associates, LLC. is 745 Fifth Avenue, New York, NY 10151.

(8)

Ms. Hilson, former Executive Vice President, Chief Financial Officer, ceased being an executive officer on May 18, 2012 and ended her employment with the Company on July 28, 2012. Shares of Common Stock were calculated based on the Company’s stock records as of May 18, 2012. No further ownership information was available to the Company after Ms. Hilson ceased being a Section 16 reporting person.

PROPOSAL ONE: ELECTION OF DIRECTORS

 General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at nine directors and nominated four candidates, three of whom are currently directors of the Company, to be elected at the Annual Meeting. The Board of Directors nominated three candidates to be elected as Class III directors at the Annual Meeting. Class III directors serve for three-year terms ending at the 2016 annual meeting, or when their successors are duly elected and qualified. Although beyond the age limit in the Company’s Corporate Governance Guidelines, Mr. Wedren agreed to stand for re-election last year as a Class II director, with the understanding that he would retire when the Board had selected a new director candidate. The Board of Directors has nominated David M. Sable as a Class II director to serve until the 2015 annual meeting, or when his successor is duly elected and qualified. Mr. Wedren will retire from the Board at the Annual Meeting upon the election of his successor, Mr. Sable. The terms of the remaining Class I and Class II directors expire at the annual meetings to be held in 2014 and 2015, respectively.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of April 1, 2013, including age, principal occupation, and a brief description of business experience and directorships held with other public corporations during at least the last five years.

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 The Board of Directors recommends that the stockholders vote “FOR” each of the following nominees for Class III Director:

Robert L. Hanson, age 50, has served as Chief Executive Officer and as a Director of the Company since January 2012. Prior to joining the Company, Mr. Hanson served Levi Strauss & Co., from 1988 to 2011 in a variety of important leadership roles across multiple brands where he led cross-functional teams, including merchandising, product development, multi-channel operations, marketing and creative teams, in addition to a full support staff. Mr. Hanson’s most recent roles at Levi’s included serving as Global President of the Levi’s Brand from 2010 to 2011, President, Levi’s Strauss Americas/North America from 2006 to 2010, President, Levi’s Brand U.S. from 2001 to 2006 and President/Vice-President, Levi’s Europe/Africa/Middle East from 1998 to 2001. Mr. Hanson’s day to day leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations. His extensive knowledge and understanding of the retail industry and global operations is invaluable to the Board.

Other Public Company Board Service: Mr. Hanson also serves on the Board of Directors of Constellation Brands Inc.

Thomas R. Ketteler, age 70, has been a Director of the Company since February 2011. Prior to his retirement from Schottenstein Stores Corporation (“SSC”), a private company, in 2005, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981, and as a director since 1985. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Company’s Board from 2003 until June 2010. Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

Other Public Company Board Service: Mr. Ketteler previously served on the Company’s Board from 1994 to 2003 and on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc from 2007 to 2011.

Cary D. McMillan, age 55, has been a Director of the Company since June 2007. He has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. He holds a BS from the University of Illinois and is a Certified Public Accountant. Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides knowledge of best practices.

Other Public Company Board Service: Mr. McMillan also serves on the Board of Directors of McDonald’s Corporation. Mr. McMillan was formerly on the Board of Directors of Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

The Board of Directors recommends that the stockholders vote “FOR” the following nominee for Class II Director:

David M. Sable, age 59, is Global Chief Executive Officer of Y&R Advertising, one of the world’s largest advertising agencies and a member of UK-based WPP Group. He was named to the post in February 2011. Prior to that time, he served Wunderman, Inc., a leading CRM and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc. from June 1996 to September 2000. He attended New York University and Hunter College. With more than 30 years of experience in marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.

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The following Class I Directors have been previously elected to terms that expire as of the 2014 Annual Meeting:

Michael G. Jesselson, age 61, has been a Director of the Company since November 1997. He has served as President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City, since 1994. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson provides investment expertise to the Board and he also brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Jesselson also serves on the Board of Directors, Audit Committee and Acquisition Committee of XPO Logistics, Inc. He also serves as Nominating and Corporate Governance Committee Chair of XPO Logistics, Inc.

Roger S. Markfield, age 71, has served as Vice Chairman, Executive Creative Director of the Company since February 2009 and as a Director since March 1999. From February 2007 to February 2009, Mr. Markfield served as a non-executive officer employee of the Company. Prior to February 2007, he served the Company as Vice Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002. Mr. Markfield’s experience as Executive Creative Director of the Company gives him unique insights into the Company’s challenges, opportunities and operations. He has a deep understanding of the needs and desires of our customers and brings a long history of relevant retail executive experience to the Board.

Other Public Company Board Service: Mr. Markfield was formerly on the Board of Directors of DSW, Inc. from 2008 to 2012.

Jay L. Schottenstein, age 58, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of SSC since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Chairman of the Board since March 2005 of DSW, Inc., a company traded on the New York Stock Exchange. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. As the Company’s former Chief Executive Officer, Mr. Schottenstein is familiar with all aspects of the Company including its management, operations and financial requirements. He brings extensive knowledge and understanding of our business and the retail industry to the Board.

Other Public Company Board Service: Mr. Schottenstein also serves on the Board of Directors of DSW, Inc.

The following Class II Directors have been previously elected to terms that expire as of the 2015 Annual Meeting:

Janice E. Page, age 64, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent 27 years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She holds a BA from Pennsylvania State University. Ms. Page has extensive knowledge of the retail industry and her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

Other Public Company Board Service: Ms. Page also serves as a Director and Compensation Committee Chair of R.G. Barry Corporation, a company which develops and markets footwear, footwear accessories, handbags and travel related accessories. She served as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited, a developer and marketer of men’s and women’s sweaters and sportswear from 2009 to 2011. She was formerly on the Board of Kellwood Company and served on the Executive Committee and as Compensation Committee Chair from 2000 to 2008. Ms. Page served from 2001 to 2004 as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers.

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Noel J. Spiegel, age 65, has served as a Director of the Company since June 2011. Mr. Spiegel was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School. Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and more specifically to the Audit Committee.

Other Public Company Board Service: Mr. Spiegel also serves on the Board of Directors and Audit Committee of Radian Group, Inc.

Gerald E. Wedren, age 76, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren holds a BBA and a JD from Case Western Reserve University. Mr. Wedren brings entrepreneurial and venture development experience to the Board and as one of the Company’s longest-serving non-employee Directors, he brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Wedren was formerly on the Board of Directors of Westaff, Inc. from 2007 to 2010 and on the Board of Directors of Encompass Group, Inc. from 2007 to 2011.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

During the fiscal year ended February 2, 2013(“Fiscal 2012”), the Board met seven times. During Fiscal 2012, all members of the Board attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is the expectation of the Company that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board were present at our 2012 Annual Meeting.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2012. In addition, the Company pays attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. The Company also reimburses travel expenses to attend Board and committee meetings and director continuing education expenses.

Fiscal 2012 Director Compensation (1)

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)	($)
	(2)	(3)
Michael G. Jesselson	$130,000	$127,500	$257,500
Thomas R. Ketteler	$110,000	$127,500	$237,500
Cary D. McMillan	$130,000	$127,500	$257,500
Janice E. Page	$127,000	$127,500	$254,500
Noel J. Spiegel	$135,000	$127,500	$262,500
Gerald E. Wedren (4)	$115,000	$127,500	$242,500
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(1)

Fiscal 2012 refers to the fifty-three week period ended February 2, 2013. Compensation of the Executive Chairman of the Board is set forth below under the section entitled “Executive Chairman of the Board Compensation”.

(2)	Amounts represent fees earned or paid during Fiscal 2012. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $25,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee. Non-employee directors also receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting. The Lead Independent Director also receives an additional retainer of $20,000 per year paid in installments on the first business day of each calendar quarter.

(3)	Amounts represent shares granted during Fiscal 2012. Until September 2012, directors who are not employees of the Company received an automatic stock grant of a number of shares equal in value to $30,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter under the Company’s 2005 Stock Award and Incentive Plan, as amended, (the “2005 Amended Plan”). Effective September 2012, non-employee directors receive an automatic stock grant of a number of shares equal in value to $33,750 based on the closing sale price of the Company’s stock on the first day of each calendar quarter under the 2005 Amended Plan. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. Messrs. McMillan and Spiegel elected to defer their quarterly share retainers during calendar 2012 and calendar 2013.

(4)	Mr. Wedren will retire from the Board of Directors upon the election of his successor at the Annual Meeting.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At February 2, 2013, the aggregate number of option awards outstanding was: Mr. Jesselson—3,103 shares; Ms. Page—9,310 shares; and Mr. Wedren—27,931 shares.

In September 2012, the Board of Directors increased the amount of common stock the Company directors are encouraged to own pursuant to the director ownership guidelines. Within three years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount, or currently $275,000. Until September 2012, the guideline for stock ownership was at least four times the annual cash base retainer amount, or $220,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

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 Executive Chairman of the Board Compensation

To support the successful integration of the Company’s new Chief Executive Officer, the Board of Directors revised the position of Jay L. Schottenstein, Chairman of the Board of Directors and a former Chief Executive Officer of the Company, effective at the start of Fiscal 2012, from an independent Non-Executive Chairman to a non-independent Executive Chairman of the Board of Directors. In Mr. Schottenstein’s expanded role, he devotes additional time to the Company’s business and works with and advises Mr. Hanson, the Company’s new Chief Executive Officer. In this new position, Mr. Schottenstein received the following compensation during Fiscal 2012 for his services:

Base Salary	$509,615
Annual Cash Incentive Bonus (200% of base salary at stretch)	$1,000,000
Performance Shares Grant (1)	$500,000
Total Fiscal 2012 Compensation	$2,009,615

(1)

Amount represents a grant of Performance Shares (“PS”)on February 28, 2012 under the Company’s 2005 Amended Plan. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

Leadership Structure

Since 2002, the positions of Chairman of the Board and Chief Executive Officer have been held by two different persons. During Fiscal 2012, Mr. Hanson was the Company’s Chief Executive Officer while the Board was led by our Chairman, Mr. Schottenstein. Mr. Schottenstein is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company, which experience provides our Board with significant leadership advantages. The Company has also established a Lead Independent Director position. The Lead Independent Director is appointed by the independent directors annually. Mr. Jesselson was appointed as the Company’s Lead Independent Director for Fiscal 2012. The Lead Independent Director is responsible for:

●	Presiding over the meetings of independent directors;

●	Serving as a liaison between the Chairperson and independent directors;

●	Having input on information sent to the Board;

●	Having input on meeting agendas for the Board; and

●	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will lead the discussion.

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Director Independence

For Fiscal 2012, the Board determined that the following directors were independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson	Cary D. McMillan	Noel J. Spiegel
Thomas R. Ketteler	Janice E. Page	Gerald E. Wedren*

*Mr. Wedren will retire from the Board of Directors upon the election of his successor at the Annual Meeting.

In particular, the Board determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

●	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any subsidiary of the Company;

●	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any subsidiary of the Company;

●	Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any subsidiary of the Company for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

●	Whether the director is an executive officer of a charitable organization which received contributions from the Company or any subsidiary of the Company in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

●	Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

●	Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

●	Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service and pension or other forms of deferred compensation for prior service.
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Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.”

The following sets forth Committee memberships as of the date of this proxy statement:

Director	Audit Committee	Compensation Committee	Nominating Committee

Michael G. Jesselson (1)	X	X	X
Thomas R. Ketteler	X	X	X
Cary D. McMillan	X	XX	X
Janice E. Page	X	X	XX
Noel J. Spiegel	XX	X	X
Gerald E. Wedren	X	X	X

X = Member
XX = Committee Chair

(1)	Mr. Jesselson also serves as the Company’s Lead Independent Director.

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the qualifications, performance and independence of the independent registered public accounting firm; (3) the performance of the internal auditors; and (4) the Company’s compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met thirteen times during Fiscal 2012.

The Board has determined that Messrs. Ketteler, McMillan and Spiegel qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of executive officers and administers the Company’s stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers). The Compensation Committee met six times during Fiscal 2012.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met five times during Fiscal 2012. The Nominating Committee developed and reviews each year the Company’s Corporate Governance Guidelines, which were adopted by the Board and are available on our website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.”

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Director Nomination Process

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates, including Mr. Sable. Mr. Sable was referred to the search firm by a current director.

The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

●	Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

●	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

●	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with the Company’s business among the Board as a whole and the Committees of the Board. In performing its risk oversight function, the Board:

●	Oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and

●	Oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding the Company’s financial, operational and strategic risks. The full Board receives quarterly updates from management’s Risk Management Committee which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company’s independent auditor, the internal auditor and the Chief Executive Officer/Chief Financial Officer quarterly. As set forth in its charter, the Compensation Committee oversees the Company’s risk management related to employee compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and the Company’s corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

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Compensation Committee Interlocks and Insider Participation

During Fiscal 2012 and currently, the members of the Compensation Committee have included Messrs. McMillan (Chairman), Jesselson, Ketteler, Spiegel and Wedren and Ms. Page. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for all interested parties to send communications to the independent members of the Board. That process is described on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Board of Directors.”

Corporate Governance Information

The Company’s corporate governance materials, including our corporate governance guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.” Any amendments or waivers to our code of ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder who requests it.

EXECUTIVE OFFICERS

The following persons are executive officers of the Company as of the date of this proxy statement. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Mary M. Boland, age 55, has served the Company as Executive Vice President, Chief Financial and Administrative Officer, and Principal Financial Officer since July 2012. Prior to joining the Company, Ms. Boland served Levi Strauss & Co. as Senior Vice President Finance of Global Levi’s from 2011 to 2012 and as Senior Vice President Finance of the Americas from 2006 to 2011. Prior to that time, Ms. Boland held a variety of finance positions with General Motors Corporation from 1979 to 2006 including Vice President and Chief Financial Officer, North America from 2003 to 2006.

Fredrick W. Grover, age 62, has served the Company as Executive Vice President of Global Merchandising – AEO Brand since July 2012. Prior thereto, he served the Company as Executive Vice President of Brand Merchandising, Marketing and AE Direct from April 2011 to July 2012, as Executive Vice President of Brand Marketing and AE Direct from April 2009 to April 2011 and as Executive Vice President of AE Direct from December 2004 to April 2009. Prior to that time, he served in various other merchandising positions since starting with the Company in 1978.

Dennis R. Parodi, age 61, has served the Company as Executive Vice President, Head of Stores since September 2011. Prior thereto, he served the Company as Executive Vice President, Head of Stores – East from August 2009 to September 2011, as Executive Vice President, Store Operations from April 2009 to August 2009, as Executive Vice President and Chief Operating Officer, New York Design Center, from February 2006 to April 2009 and as Senior Vice President of Real Estate and Construction from May 2002 to February 2006 and as Vice President and Chief Operating Officer, New York Design Center, since joining the Company in March 2003.

Michael R. Rempell, age 39, has served the Company as Executive Vice President and Chief Operations Officer since June 2012. Prior thereto, he served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, from April 2009 to June 2012, as Senior Vice President and Chief Supply Chain Officer from May 2006 to April 2009, and in various other positions since joining the Company in February 2000.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors or persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2012 all reporting persons complied with the applicable filing requirements.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders with an advisory or non-binding vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a stockholder vote at the 2013 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

As described below in the section entitled “Compensation Discussion and Analysis-Response to 2012 Say on Pay Vote”, the Company’s Board of Directors and Compensation Committee considers the outcome of the advisory or non-binding vote when considering future executive compensation arrangements. Although disappointed in the 2012 Say on Pay advisory vote outcome, the Compensation Committee took the vote results into account during an evaluation of the current program. Our compensation program design provides the framework for alignment between executive compensation opportunities and the long-term strategic plan of the Company. For Fiscal 2012, changes were implemented to support the Company’s long-standing policy of employing a program with a balanced mix of cash and equity compensation focused on annual and long-term performance measurement and metrics that are key drivers of sustainable stockholder value creation over time. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue inappropriately risky business strategies in order to maximize short-term compensation payouts.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in the Proxy Statement for the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices framed within the context of the overall retail industry and the Company’s vision, strategies and performance with respect to our named executive officers (the “NEOs”) for Fiscal 2012.

Our Fiscal 2012 NEOs were:

●	Chief Executive Officer (“CEO”) – Robert L. Hanson

●	Vice Chairman, Executive Creative Director – Roger S. Markfield

●	Executive Vice President, Chief Financial and Administrative Officer – Mary M. Boland

●	Executive Vice President of Global Merchandising – AEO Brand – Frederick W. Grover

●	Executive Vice President, Chief Operations Officer – Michael R. Rempell

●	Vice President-Controller, Principal Accounting Officer – Scott M. Hurd

●	Former Executive Vice President, Chief Financial Officer – Joan Holstein Hilson
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Executive Summary

Leadership & Business Model Transformation

Fiscal 2012 marked the beginning of a period of transformation for the Company, ushered in by the key leadership transition at the CEO level. Changes in leadership coupled with the dynamic nature of the specialty retail industry offered the opportunity for the Company to redefine its vision and strategies ensuring a business model which drives future growth and success.

Specifically, the Company is focused on delivering results through the following five near-term priorities: (1) driving a competitive top line; (2) generating margin flow-through from improved inventory management; (3) rebalancing the store fleet; (4) accelerating the online business; and (5) gaining leverage on its infrastructure.

The Company’s strategic plan is built around the following pillars:

●	fortify its brands, processes and capabilities;
●	grow North America through under-penetrated U.S. markets, factory stores, Mexico and e-commerce;
●	transform the Company into an omni-channel retailer with both domestic and international presence; one that seamlessly integrates the customer experience across all points of interaction; and
●	return value to our stockholders through profitable growth.

Specifically, the Company’s planned near-term financial targets are to deliver a total net revenue compounded annual growth rate (“CAGR”) of 7% to 9%, an earnings before interest and taxes (“EBIT”) CAGR of 12% to 15% and a Return on Invested Capital (“ROIC”) in the range of 14% to 17%, annually.

The strategic plan referenced above provides the lens through which all Company strategies, initiatives and priorities are viewed to focus investments, time and creative energy on key business drivers.

Our compensation program design and communication (as described herein) provides the framework for alignment between executive compensation opportunities and the long-term strategic plan of the Company.

Chief Executive Officer Compensation

At the start of Fiscal 2012, Mr. Hanson became our Chief Executive Officer and a member of our Board of Directors. The Committee recognized that it was important to formulate a compensation package to attract a high caliber CEO capable of developing and implementing long-term business strategies which drive growth, profitability and deliver stockholder returns. The Committee worked with its independent compensation consultant, Cook & Co. Inc., to negotiate an appropriate compensation arrangement with Mr. Hanson. The compensation package included sign-on cash and equity awards that were intended to attract Mr. Hanson to accept the position and to replace incentives and equity that Mr. Hanson forfeited upon resignation from his prior employer.

Mr. Hanson received his sign-on equity awards in the form of Restricted Stock and Stock Options grants that were awarded at the start of his employment in Fiscal 2012 and are included in the “Summary Compensation Table”. The entirety of the sign-on equity awards are subject to multi-year vesting requirements. Approximately 50% of the equity award is in the form of stock options, which result in realized value only if the price of the Company’s stock increases after the date of grant.

Fiscal 2012 Sign-On Equity Awards

Restricted Stock Unit (grant date value)	$2,500,006
Stock Options (grant date value)	$2,498,113
Total	$4,998,119
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Also in connection with the negotiation of his employment agreement, Mr. Hanson received one-time benefits in Fiscal 2012 which included: reimbursement of relocation expenses; a one-time contribution to his deferred compensation plan account in the amount of $300,000; and legal costs associated with his employment agreement. The value of these one-time benefits is included in the “Summary Compensation Table”. As disclosed in last year’s Proxy Statement, Mr. Hanson’s sign-on compensation included a cash signing bonus of $3,339,000 which was paid in Fiscal 2011 prior to commencing employment.

The Committee also believed that the new CEO’s ongoing annual compensation package should be aligned with a competitive market positioning. For Fiscal 2012, Mr. Hanson’s target compensation was $5,588,822, which was targeted at the market median based on our 16-company peer frame, as follows:

Fiscal 2012 Compensation

Base Salary	$1,049,808	*
Target Bonus (130% of base salary)	$1,339,000
Annual Restricted Stock Grant	$1,440,007
Annual Performance Shares Grant (target)	$1,760,007
Total	$5,588,822

*Fiscal 2012 was a fifty-three week period resulting in a slightly higher base salary. For a fifty-two week period, Mr. Hanson’s base salary would have been $1,030,000.

2012 Say on Pay Advisory Vote

At our 2012 annual meeting of stockholders, the holders of a majority of shares voted in an advisory vote against the Company’s executive compensation. Further discussion of the Company’s stockholder outreach efforts and changes to the Company’s executive compensation program is provided in “Response to 2012 Say on Pay Vote.”

Management’s Assessment of Fiscal 2012 Performance

During Fiscal 2012, despite a challenging and highly competitive consumer environment, the company delivered strong financial results and significant stockholder returns. The company achieved record sales, which outperformed direct peers and resulted in margin expansion and earnings growth throughout the year. The Company navigated an unpredictable period by executing solid merchandising and a positive brand positioning driven by a product assortment that strongly resonated with the customer, margin flow through, diligent expense control, productive inventory management and an improved product development process. Fiscal 2012 performance highlights include:

●	consolidated Comparable Sales increased by 9% over Fiscal 2011;
●	adjusted Operating Margin expanded by 320 basis points to 12.6%;
●	adjusted Net Income increased by 46%;
●	adjusted Earnings per Share (“EPS”) increased by 43%;
●	an increase in Market Capitalization of 43%; and
●	a one-year Total Shareholder Return of over 50%.

 2012 Compensation Considerations

When reviewing the results for the year, the Compensation Committee considered the economy’s impact on the financial and operational performance of the Company, as well as, executive leadership’s efforts to develop and drive the Company’s long-term strategic plan. Review of year-end results and associated pay decisions incorporated current-year, past and expected future Company performance on both a top line revenue and bottom line profitability basis for all brands and lines of business. For Fiscal 2012, performance was driven by both external and internal factors and actual results exceeded stretch level performance.

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For Fiscal 2012, NEO compensation was driven by the Company’s financial results, as measured by Adjusted Net Income, Comparable Sales, and “EPS” as described in more detail in “Fiscal 2012 Performance Metrics and Results”.

Metric	Definition
Adjusted Net Income

Adjusted Net Income excludes (1) extraordinary charge(s); and/or (2) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (3) other unusual or infrequent items (whether gains or losses); and/or (4) asset impairment charges; and/or (5) discontinued operations.

Comparable Sales	Measure of sales growth for our e-commerce business as well as stores that have been open for more than one year.

Adjusted Earnings Per Share	Adjusted EPS is Income (loss) per diluted common share excluding (i) extraordinary charge(s); and/or (ii) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (iii) other unusual or infrequent items (whether gains or losses) and/or (iv) asset impairment charges and/or (v) discontinued operations.

EBIT	Earnings Before Interest and Taxes.

In addition to financial and operational performance, the Compensation Committee and management also consider alignment to Company principles (“Compensation Program Objectives”) and corporate governance best practices when making compensation decisions. Our overall program aligns with recognized corporate governance best practices as described in “Compensation Governance Highlights”.

2012 Results and Compensation Implications

Fiscal 2012 financial and operational measures represent aggregate results from American Eagle Outfitters, AEO Direct, and aerie, excluding the effects of the operations and sale of 77kids. As designed, the goals were intended to drive significant and balanced growth in all brands. As described herein, our Adjusted Net Income, Comparable Sales, and Adjusted EPS exceeded stretch levels for Fiscal 2012. This resulted in a stretch payout of the annual incentive bonus, acceleration of vesting for the restricted stock unit awards, a stretch vesting of 2010 performance shares, as well as a lock in of 20% of the 2011 and 2012 performance share awards, based upon the achievement of the 2012 single-year target. All performance awards were based on pre-established goals and discretion was not exercised by either the CEO or the Compensation Committee in determining related NEO payouts.

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Highlights of 2012 Compensation Decision Making

Compensation program design provides the framework for alignment between executive compensation opportunities and the long-term strategic plan of the Company.

The objectives and framework of our executive compensation program in Fiscal 2012 remained relatively consistent with those of prior fiscal years. The overall philosophy of our executive compensation program is to attract highly skilled, performance-oriented executives and to incent them to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program. Our executive compensation program is guided by four core principles: Performance; Competitiveness; Affordability; and Simplicity. Executive compensation is delivered to our NEOs primarily through three elements:

Annual Base Salary	Provides a baseline compensation level that delivers cash income to the each NEO and reflects his or her job responsibilities, experience, and contribution to the Company.
Annual Incentive Bonus

Provides an opportunity for additional cash income to NEOs if threshold performance goals are attained and therefore focuses them on key annual objectives.

Bonus is earned between threshold and stretch level based on achievement of pre-established annual performance goals.

Equity Awards ● Performance Shares ● Restricted Stock Units ● Non-Qualified Stock Options

Aligns NEO compensation with Company longer term performance objectives and changes in stockholder value over time.

●     Performance Shares vest between threshold and stretch level only to the extent that the pre-established, three year performance goal is met. If performance falls below the threshold, the award is forfeited in full. Achievement of a single year performance goal locks in 20% vesting for the given year.

●     Restricted Stock Units (“RSUs”) vest proportionately over three years from grant based on continued service with the Company but may accelerate to fully vest after the first year if specific pre-established stretch performance goals are attained.

●     Non-Qualified Stock Options (“NSOs”) provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

The combination of these elements enables the Company to offer a competitive total annual compensation opportunity in which realized pay and costs reflect the degree to which key operational performance objectives are attained. The compensation for our NEOs is balanced to provide a mix of cash and equity-based awards and focused on both annual and long-term performance to ensure that executives are held accountable for, and rewarded for, achievement of both annual and long-term financial and strategic objectives.

The Annual Incentive Bonus was entirely “at risk” based on the Company’s performance during Fiscal 2012 and therefore subject to forfeiture if the Company did not achieve threshold performance goals. Performance Shares are also entirely “at risk” and subject to forfeiture if the Company does not achieve established performance goals during the performance period, as described below. For Fiscal 2012, Mr. Hanson had approximately 56% of his total compensation at risk and the remaining NEOs had approximately 51% of their total compensation at risk. Company performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary, RSUs and NSOs that vest proportionally over three years based on continued service. Refer to “Fiscal 2012 Performance Metrics and Results”.

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Response to 2012 Say on Pay Vote

The Compensation Committee monitors the results of the annual advisory say-on-pay proposal as well as institutional advisor and stockholder feedback. The Compensation Committee considers this feedback, as one of many aspects, in connection with their review of annual executive compensation, when making executive hiring decisions and when evaluating plan design.

Although disappointed in the 2012 Say on Pay advisory vote outcome, the Compensation Committee took the voting results into account during an evaluation of the current program. In an effort to develop a fuller understanding of the key stockholder concerns that influenced the advisory vote results, members of the Compensation Committee and management engaged in stockholder outreach. Additionally, management engaged with proxy advisory firms to ensure a common understanding of primary areas of concern. We recognize the need to continue to build strong annual stockholder approval of our executive compensation practices while at the same time ensuring competitive executive total compensation to attract and retain high caliber executives. The following table identifies key issues following the 2012 Say on Pay advisory vote, and our responses.

Pay vs Performance Disconnect, Excessive Severance Payment and Internal Pay Inequity

●     This issue has been addressed with the CEO leadership change effective for Fiscal 2012, which was guided by the tenets of preserving Company assets and ensuring a successful transition.

●     The Company has made a commitment to manage severance and retirement as unique events, ensuring that no separating NEO receives both payments per the terms of their separation agreement, bearing in mind the best interest of the business and stockholders.

●     2012 performance was strong, delivering impressive returns for stockholders.

●     New CEO compensation expense reduced for 2012 by 42% at target versus prior year.

●     New CEO compensation approximates the median of the Fiscal 2012 peer group.

●     Reduction in the multiple of CEO total compensation at target to average other NEO total compensation at target.

■      2012: 2.23x of other NEO’s average

■      2011: 3.08x of other NEO’s average (former CEO)

Single Trigger Change In Control (“CIC”) for Equity Vesting

●     The Company changed its provision for CIC equity vesting to double trigger as part of the 2005 Amended Plan. All other CIC benefits are double trigger. This is clarified in “Severance and Change of Control Payments”.

Compensation Peer Group & Benchmarking	● The Company evaluated peer group composition and made appropriate changes for Fiscal 2013 incorporating a peer frame that includes companies with a greater global presence and e-commerce focus for increased alignment with the strategic plan.

Compensation Program Changes

Changes are implemented to support the Company’s long-standing policy of employing a program with a balanced mix of cash and equity compensation focused on annual and long-term performance measurement and metrics that are key drivers of sustainable stockholder value creation over time. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue inappropriately risky business strategies in order to maximize short-term compensation payouts.

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Adjustments were made for Fiscal 2012 to further align the interests of NEOs with the long-term interests of our stockholders as well as to focus our NEOs on operational strategies and objectives:

●	a one-year suspension of base salary merit increases for Vice Presidents and above;

●	accelerated vesting of Restricted Stock Unit awards only at stretch level performance (rather than at target level performance);

●	Annual Incentive Bonus performance metric weighting at 60% on Adjusted Net Income and 40% on Comparable Sales; the increase of the weighting of Adjusted Net Income versus 2011 was made in an effort to reinforce the importance of operational efficiencies which drive bottom line results;

●	incorporation of a third performance metric, EBIT, into the overall compensation program; and

●	an overall reduction of CEO compensation package expense by 42% at target level performance as a result of the CEO succession by Mr. Hanson effective for Fiscal 2012.

The following changes have been adopted for Fiscal 2013 and are a result of the Company’s continuing efforts to adhere to corporate governance best practices, limit fixed compensation expense and in consideration of the results of the say-on-pay advisory vote:

●	Further aligned performance-based incentive programs with short-and long-term strategic plans, enhancing operational efficiencies and fortifying our business model:

	■	Annual Incentive Bonus measured as achievement against EBIT (60%), Revenue Growth (30%), and Inventory Turn (10%);

	■	RSUs continued to be measured as achievement against Adjusted Net Income with accelerated vesting occurring only at stretch level performance; and

	■	PS measured as achievement against EBIT (50%) and ROIC (50%).

●	Updated the peer group composition with increased alignment to the Company’s strategic plan, incorporating a more global and e-commerce focus.

Compensation Program Objectives

We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

●	Performance – We strive to align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value. Our compensation program includes significant performance based remuneration and is designed for our executives to have a similar or larger portion of their total compensation “at risk” based on Company performance than our peer companies. We believe this feature creates a meaningful incentive to achieve challenging, yet realistic, performance objectives. In addition, our program features a substantial equity component in order to align executive interests with the interests of our stockholders and retain executive talent through a multi-year vesting schedule. These features ensure that actual compensation varies above or below the targeted compensation opportunity based on the degree to which performance goals are attained and changes in stockholder value over time.

●	Competitiveness – We structure executive compensation to be competitive relative to a group of specialty retail peers and target total compensation opportunity within our peer group, relative to company size and in recognition of our emphasis on performance based compensation. Target total compensation for individual NEOs deviates based on a variety of factors, including the executive’s skill set and experience relative to the market peers, historic performance, and the criticality of each position to the Company.

●	Affordability – We design our compensation program to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained. In addition, we structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives), accounting efficient and by making performance based payments only to the extent that underlying performance supports the expense.
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●	Simplicity – We have worked to create a simple, straight-forward compensation program that our associates and stockholders can easily understand. This simplicity allows our NEOs to focus on the objectives which both drive our business results and influence the payouts of the performance-based incentives.

Compensation Program Elements

Our executive compensation program is designed to place a considerable amount of pay at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment. Our executive compensation plan design has three key elements:

●	Base Salary
●	Annual Incentive Bonus
●	Equity Awards

The portion of total pay attributable to long-term incentive compensation and equity compensation increases at successively higher levels of management. This philosophy ensures that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Base Salary

Base salary provides a baseline compensation level that delivers current cash income to each NEO and reflects his or her job responsibilities, experience and value to the company. We review base salaries in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year. During Fiscal 2012 there was a one-year suspension of base salary merit increases for Vice Presidents and above. Individual salaries vary based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential, leadership qualities and unique skill sets.

Annual Incentive Bonus

The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of the Company’s financial position, improvement in overall operations, and increases in stockholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level and individual performance. This approach places a proportionately larger percentage of total annual pay “at risk” for our executives relative to position level and ensures that accountability is directly proportionate to each executive’s role and responsibility.

During Fiscal 2012, the target award opportunity for our CEO was equal to 130% of his base salary and the target award opportunities for our other NEOs ranged from 40% to 100% of their respective base salaries. Annual Incentive Bonus payouts fluctuate based upon Adjusted Net Income and Comparable Sales results, with actual payments ranging from 0% of the targeted percentage amount for below threshold performance, to 30% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if the Company achieves goals that are substantially above our business plan for the fiscal year (the “Compensation Goals”).

Equity Awards

The Company utilizes a combination of time- and performance-based equity to focus management on long-term corporate performance and sustainable earnings growth. The overall plan design has a heavy emphasis on restricted stock units to support our retention and performance objectives and provide a better balance of the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value. Total equity grant values are pre-determined based upon the framework of the executive compensation plan design.

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RSUs: We determine the number of RSUs based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid to the extent the RSUs vest.

RSU awards represent approximately 45% of the value of a NEO’s overall equity awards (0% for the Vice Chairman, Executive Creative Director). Annual RSU grants vest proportionately over three years from the grant date assuming continued employment but may accelerate to fully vest after the first year (on the Compensation Committee certification date) based on achievement of a pre-established stretch annual Adjusted Net Income goal which is described below, in the “Fiscal 2012 Performance Metrics and Results” section. The performance acceleration feature of the RSU award is intended to focus participants on achievement of the annual goals and is a distinctive feature of the Company’s compensation plan to enhance recruitment and engagement. If the annual goal is not achieved, the RSUs serve as a retention tool. An RSU award recipient cannot earn more than 100% of the award; above-target performance does not result in vesting or receipt of RSUs.

PS: PS, issued as RSUs, represent approximately 55% of the value of a NEO’s overall long-term incentive/equity (79% for the Vice Chairman, Executive Creative Director). We determine the number of target PS based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on the PS are reinvested in additional RSUs and paid out to the extent the PS vest.

Annual PS grants feature cliff vesting at the end of a three year performance period. Fiscal 2012 PS vest upon achievement of pre-established three-year cumulative EBIT goals as further described below (Fiscal 2010 & 2011 PS are measured against Adjusted “EPS” goals). However, achievement of a single year EBIT target “locks” in 20% vesting for the given year. The single year “lock-in” feature serves as a retention tool, focuses participants on the annual goals and facilitates achievement of the long-term objectives. In all cases, vesting will be conclusively determined at the end of the applicable three-year performance period.

If threshold performance is not met, PS do not vest and all shares are forfeited, except in the event that single year targets are achieved, resulting in partial vesting at the end of the performance period. Vesting based on the cumulative three-year goal ranges from 0% of the target amount for below threshold performance, to 50% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if the Company achieves goals that are substantially above our business plan for the performance period. In the event of termination of employment, executives who signed a RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property agreement may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of days of service in the performance period as of their separation date and cannot exceed target levels.

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The table below describes key features of our Restricted Stock Units & Performance Shares award programs:

	Timing	Grant Date / Grant Price	Approval

New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire / promotion award amounts are determined by our CEO based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $250,000, the Compensation Committee must approve the award.

Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Compensation Committee meeting of the new fiscal year.

NSOs: In an effort to increasingly align the compensation program with governance best practices related to equity at risk, beginning in Fiscal 2011, NSOs were eliminated as a standard component of the executive compensation program except as appropriate in new hire sign-on compensation or NEO compensation packages.

For Fiscal 2012, Mr. Hanson received a time-based NSO as part of his sign-on compensation which was structured to buy-out existing incentives and equity that he forfeited upon resignation from his former employer. The award vests proportionally over three years from the grant date.

Additionally, Mr. Markfield was awarded performance-based NSOs that would vest based on achievement of pre-established financial performance goals, with a seven year term. The performance-based nature of the grant was established to focus our Vice Chairman, Executive Creative Director on Company goals established by the Compensation Committee. Fiscal 2012 vesting was measured against Adjusted Net Income and Comparable Sales. Performance and vesting was determined on the date that Fiscal 2012 results were certified.

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Fiscal 2012 Performance Metrics and Results

The Compensation Committee establishes specific performance metrics for each performance-based compensation element at the beginning of the respective fiscal year based on a variety of factors, including but not limited to: internal budget; investor expectations; peer results; the Company’s prior year performance; upcoming fiscal year business plan; and strategic initiatives.

The Compensation Committee has chosen Adjusted Net Income, Comparable Sales and EBIT as the key performance metrics because they reflect the Company’s success in managing its core operations, growing the business and driving sustained increases in profit. We believe that these metrics reflect all aspects of performance, including top-line revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we believe that these targets encourage management to focus on top- line sales and regaining market share, without having performance-based compensation impacted by extraordinary, unusual, or infrequent items (as described in the definition of Adjusted Net Income above). As part of the plan design, the Compensation Committee had negative discretion (i.e., authority to reduce the amount otherwise payable based on achievement of the performance goals) on any incentive payments based on overall operating results. Overall operating results are considered a reflection of leadership’s ability to drive strategy and impact top and bottom-line growth. For Fiscal 2012, Mr. Hanson did not recommend adjustments to Annual Incentive Bonus or target awards for any executives including the NEOs and the Compensation Committee did not exercise negative discretion for any executive awards, including the NEOs.

Annual Incentive Bonus &RSUs

For Fiscal 2012, the Compensation Committee chose two performance metrics for Annual Incentive Bonuses and RSUs to develop goals for awarding the Annual Incentive Bonus and possible accelerated full vesting of the RSUs. The metrics, Adjusted Net Income and Comparable Sales, were weighted 60%/40% respectively to reflect the increased focus on operational and capital efficiency. The Annual Incentive Bonus is contingent upon the achievement of specific Adjusted Net Income and Comparable Sales goals while the accelerated full vesting of the RSUs after the first year (on the Compensation Committee certification date) is contingent upon the achievement of a specific stretch Adjusted Net Income goal.

Performance Shares

For 2012, the long-term, three year performance-based PS goals are measured against EBIT.

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The table below sets forth the goals for Fiscal 2012 (excluding 77Kids which discontinued operations during 2012) established by the Compensation Committee, the performance achieved with respect to the goals established by the Compensation Committee and the resulting payouts with respect to each of the Annual Incentive Bonus, RSUs, and PS. These targets are aligned with our business strategy and with our status as a growth company. Except as otherwise noted, the Company measured Adjusted Net Income and Comparable Sales against prior year Adjusted Net Income and Comparable Sales:

Compensation Element	FY2012 Performance Goals	FY2012 Performance Achieved	Resulting Payout
2012 Annual Incentive Bonus	60% Adjusted Net Income: Threshold – $188 million Target – $208 million Stretch – $233 million 40% Comparable Sales: Threshold – +1% Target – +4% Stretch – +6%	Adjusted Net Income: $279 million (20% above stretch) Comparable Sales: +9% (+3% on stretch)	200% of target
2012 Restricted Stock	Adjusted Net Income: $233 million or above	Adjusted Net Income: $279 million	100% vesting
2012 Performance Shares (performance period ending 2014)	3-year Cumulative EBIT: Threshold – $1.005 billion Target – $1.085 billion Stretch – $1.145 billion	TBD - performance period ending 2014	TBD - performance period ending 2014
2012 Performance Shares (performance period ending 2014)	Single-year EBIT: 2012 – $333 2013 – $363 2014 – $388	2012 EBIT: $444 million (33% above single-year EBIT target)	20% lock-in achieved to date
2012 Performance-based NSO’s for Mr. Markfield	60% Adjusted Net Income: Target – $208 million 40% Comparable Sales: Target – +4%	Adjusted Net Income: $279 million Comparable Sales: +9%	100% vesting
2010 Performance Shares (performance period ending 2012)	2012 Adjusted EPS: Threshold - $1.05 Target – $1.11 Stretch – $1.24	2012 Adjusted EPS: $1.39 (12% above stretch)	150% vesting
2011 Performance Shares (performance period ending 2013)	3-year Cumulative Adjusted EPS: Threshold - $3.10 Target – $3.44 Stretch – $3.53	TBD - performance period ending 2013	TBD - performance period ending 2013
2011 Performance Shares (performance period ending 2013)	Single-year Adjusted EPS: 2011 – $1.09 2012 – $1.15 2013 – $1.20	2011 Adjusted EPS: $0.97 2012 Adjusted EPS: $1.39	20% lock-in achieved to date

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Roles and Responsibilities

Role of Our Compensation Committee

The Compensation Committee reviews and approves annual base salaries and other compensation of our NEOs and makes awards and other decisions relating to the Company’s 2005 Amended Plan. The Compensation Committee also reviews CEO performance and approves contract terms, including compensation. Furthermore, the Compensation Committee reviews and approves changes to the Company’s compensation peer group, as deemed appropriate, taking into consideration suggestions made by Mr. Hanson. The Compensation Committee acts in accordance with its Charter which can be found on the Company’s website - http://www.ae.com under the links “Company Info, About AEO Inc., AE Investment Info, Corporate Governance, Committee Composition.”

Role of Executive Officers in Compensation Decisions

Our CEO annually reviews the performance of each NEO with the Compensation Committee and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers brand and individual performance in his recommendations to the Compensation Committee with regard to grants of equity and Annual Incentive Bonus for all executives including the NEOs. However, adjustments suggested by the CEO must not result in an expansion of the overall grant value expense under any circumstances. The Compensation Committee makes the final determination of individual equity awards taking into consideration the CEO’s recommendations.

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Compensation Committee. In accordance with this authority, during Fiscal 2012, the Compensation Committee continued to retain the services of Cook & Co., Inc. as its outside independent compensation consultant to advise on all matters related to CEO and other executive compensation. The services provided by Cook & Co., Inc. are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. Representatives of Cook & Co., Inc. attended half of the Compensation Committee meetings during Fiscal 2012. The Compensation Committee reviewed the relationship with Cook & Co., Inc. and determined that there are no conflicts of interest. Cook & Co., Inc. does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

For Fiscal 2012, the Compensation Committee engaged consultants from Cook & Co., Inc. to provide guidance and insights relative to changes to the executive compensation program for Fiscal 2012 and to provide guidance on the compensation structure and components of executive hires.

Under the direction of the Compensation Committee, Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is aware of emerging best practices and market trends. Representatives from Cook & Co. Inc. also advised senior management and the Compensation Committee on Company peer group make-up and proposed changes.

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Compensation Governance Highlights

Below are selected Company executive pay and governance actions and practices. These highlights serve to illustrate our commitment to provide a compensation program that supports our financial and strategic goals, aligns executive pay with stockholder value creation, complies with regulatory requirements and discourages unnecessary and excessive risk-taking that threatens the Company’s and stockholder’s interests.

●	Use of multiple performance metrics in the incentive plans

●	Use of a long-term performance-based goal

●	Stock ownership guidelines. Set at 5 times annual base salary for CEO, 3 times annual base salary for Vice Chairman, Executive Creative Director, 1 times annual base salary for other NEOs (as described in greater detail below)

●	CIC and retirement benefit provisions. Modest in relation to many of our peers

●	Limited perquisites. Executive perquisites, which are disclosed below in the “Summary Compensation Table” section, are not a significant component of our executive compensation program

●	No gross-ups

●	No repricing

●	Anti-hedging policy

Annual Award Pool for 162(m) Compliance

We established a performance-based Annual Award Pool (the “Award Pool”) for NEOs who are subject to Internal Revenue Code Section 162(m) (which does not include the Chief Financial Officer). At the beginning of each fiscal year, the Compensation Committee establishes annual performance goals for the Award Pool based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). Achievement of the performance goal determines the maximum amount payable as cash awards and/or grants of time-based RSUs to the NEOs. The following maximum award levels were established during Fiscal 2012 as a percent of EBITDA, in each case subject to the 2005 Amended Plan maximum of $5 million per person and further subject to the exercise of negative discretion by the Compensation Committee to reduce the maximum award:

●	Robert Hanson, Chief Executive Officer	1.00% of actual EBITDA

●	Roger S. Markfield, Vice Chairman, Executive Creative Director	0.75% of actual EBITDA

●	Fredrick W. Grover, EVP, Global Merchandising – AEO Brand	0.45% of actual EBITDA

●	Michael Rempell, EVP & Chief Operations Officer	0.45% of actual EBITDA

During Fiscal 2012, the Company granted time-based RSUs to the NEOs pursuant to the Award Pools based on the achievement of the Fiscal 2011 performance goals. To date there have been no awards of cash incentives to NEOs under the Award Pool as the Compensation Committee has not allocated cash awards outside of awards resulting from achieved Company performance.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating the overall design of our compensation program and specific compensation for our NEOs. We consider three key factors in choosing the companies that comprise our peer group:

●	Talent – Companies with which we compete for executive-level talent.

●	Size – Companies within the specialty retail industry with comparable revenue.

●	Comparability – Companies with which we compete for customers and investors.

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For Fiscal 2012, the Company used a peer group of specialty retailers consisting of the following component companies for CEO compensation benchmarking purposes. (Note: company name followed by stock ticker symbol in parenthetical, where applicable):

●	Abercrombie & Fitch Co. (ANF)	●	J. Crew Group, Inc.
●	Aeropostale, Inc. (ARO)	●	Limited Brands, Inc. (LTD)
●	AnnTaylor Stores Corp. (ANN)	●	New York & Company, Inc. (NWY)
●	Chico’s FAS, Inc. (CHS)	●	Pacific Sunwear of California Inc. (PSUN)
●	Dick’s Sporting Goods, Inc. (DKS)	●	Polo Ralph Lauren (RL)
●	Gap, Inc. (GPS)	●	Quiksilver, Inc. (ZQK)
●	Guess ?, Inc (GES)	●	Talbots, Inc. (TLB)
●	Hot Topic, Inc. (HOTT)	●	Urban Outfitters, Inc. (URBN)

In terms of size, our revenue and market capitalization fall between the median and 75th percentile of the peer group companies.

We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as necessary.

Peer group data is also primarily used for benchmarking of other NEO compensation and is supplemented as needed with additional data from various retail and general industry market surveys, adjusted to reflect our revenue scope.

Other Practices and Policies

Timing of Equity Awards

Although the Company does not have a formal policy relating to the timing of equity awards and the release of material non-public information, the Company does utilize a consistent approach to selecting both the grant dates and the terms of equity awards as described above. The Company makes annual equity grants in the first quarter of the fiscal year. For the past seven years, the grant date for RSUs and PS was the Compensation Committee meeting date during which earnings were certified for the prior fiscal year (scheduled approximately one year in advance). The Fiscal 2012 NSOs were also granted on the Compensation Committee meeting date.

Ownership Requirements

The Company has developed share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate a specific level of ownership, the Company’s compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to realized gains. Effective with stock award grants beginning in Fiscal 2006, the Company instituted a requirement for certain senior executives, including the NEOs, to hold the equivalent value equal to one times their current salary in company stock. Mr. Hanson has an ownership requirement of five times his current salary ($5.15 million), Mr. Markfield has an ownership requirement of three times his current salary ($2.85 million), and the other NEOs have an ownership requirement of one times their respective current salaries. Ownership requirements are evaluated and adjusted for increases in annual base salary as necessary. This requirement can be met through various forms of equity: vested stock options; vested restricted stock; Employee Stock Purchase Plan shares; or personal holdings.

Until the ownership requirement is satisfied, the executive must hold half of his or her after-tax gains from any stock awards granted after Fiscal 2006. The CEO considers compliance with the ownership requirements when recommending annual equity awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in Company stock, he or she jeopardizes eligibility for future stock grants or awards.

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Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that the Company’s cash, equity awards and incentives be subject to financial penalties or clawback in the event of misconduct. Pursuant to the 2005 Amended Plan, equity awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: restatement of financial statements; conflicts of interest; non-solicitation; confidential or proprietary information; and cooperation on legal matters. Forfeiture events are applicable during active employment and during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date one-year prior to either (a) the forfeiture event or (b) the termination date.

No Hedging Policy

NEOs are prohibited from hedging the Company’s stock.

Employment Agreements

Variations for NEOs with Employment Agreements

Mr. Hanson and Mr. Markfield are employed pursuant to individual employment agreements which were separately negotiated with the Compensation Committee. These individual agreements provide an overall compensation package that varies relative to market practice than the target competitive positioning for other NEOs based on individual circumstances and the criticality of retaining these key leaders. However, the general principles and administration of the primary compensation elements are similar to those provided to other NEOs thus aligning our governing philosophy and objectives regarding executive compensation.

Mr. Hanson’s contract was executed on November 14, 2011(effective Fiscal 2012 through Fiscal 2014) and Mr. Markfield’s contract was executed on February 24, 2012 (effective Fiscal 2012 and through Fiscal 2013).

Severance and CIC Payments

Our NEOs are entitled to receive severance payments and other benefits in the event of a CIC of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the NEO and the Company. Agreements providing for severance and CIC payments assist the Company in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve valuable Company assets by imposing upon the executives non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change of control benefits, please refer to the proxy section “Post-Employment Compensation”.

During Fiscal 2009, the Compensation Committee approved a CIC plan which provides for CIC agreements (the “CIC Agreement”) with certain executives, including each of the NEOs. The objectives of the CIC plan are to motivate executives to continue to work for the best interests of the Company and its stockholders in a potential CIC situation. The CIC Agreement contains double-trigger provisions for severance, equity vesting, and other benefits only if the executive’s employment terminates under limited circumstances within 18 months following the CIC. Specifically, in the event of a CIC and a subsequent termination by the Company, other than for Cause, Disability, or death, or if the executive terminates their employment for Good Reason (as defined in the applicable CIC Agreement), any and all common shares (i.e., options, restricted shares, performance shares or other forms of securities issued by the Company and beneficially owned by the executive) that are unvested, restricted or subject to any similar restriction shall vest and become exercisable, or such restrictions shall lapse.

Mr. Hanson and Mr. Markfield are each eligible to receive post-employment payments (in addition to other benefits) under the terms of their employment agreements in certain termination scenarios, as negotiated. For a description and quantification of these severance and change in control benefits refer to “Post-Employment Compensation”.

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Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer) only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m).

Compensation Risks

The Company’s Internal Audit department completed an independent risk assessment of the current compensation and incentive plans in place across the Company. Internal Audit reviewed all applicable plan documentation and conducted interviews with key stakeholders to determine the level of risk created by plan design, maintenance, changes and execution, as well as, mitigating controls in place. Based upon their review, the Internal Audit department determined that the compensation programs, as designed and executed, appear to be low risk and not reasonably likely to have a material adverse effect on the Company. Their findings were presented to the Compensation Committee during the March 2013 meeting.

Upon review and analysis of the information provided by management, the Compensation Committee determined that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers the business and financial risk implications of all plan design recommendations during their review and discussion of overall compensation initiatives, including the annual compensation approval process.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Cary D. McMillan, Compensation Committee Chair

Michael G. Jesselson, Compensation Committee Member

Thomas R. Ketteler, Compensation Committee Member

Janice E. Page, Compensation Committee Member

Noel J. Spiegel, Compensation Committee Member

Gerald E. Wedren, Compensation Committee Member

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EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for each of the last three fiscal years of the Company’s (1) CEO; (2) Vice Chairman, Executive Creative Director; (3) Executive Vice President, Chief Financial and Administrative Officer; (4) Executive Vice President of Global Merchandising – AEO Brand; (5) Executive Vice President, Chief Operations Officer; (6) Vice President-Controller, Principal Accounting Officer and (7) Former Executive Vice President, Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Base Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)

Robert L. Hanson* Principal Executive Officer	2012	$1,049,808	—	$5,700,020	$2,498,113	$1,339,000	$1,026,899	$11,613,840

Roger S. Markfield	2012	$968,269	—	$4,530,000	$1,170,154	$1,900,000	$25,232	$8,593,655
Vice Chairman and	2011	$950,000	—	$4,651,979	$—	$484,179	$6,412	$6,092,570
Executive Creative Director	2010	$950,000	—	$3,420,008	$1,231,975	$267,441	$14,761	$5,884,185

Fredrick W. Grover	2012	$637,019	—	$1,000,009	$—	$1,000,000	$25,169	$2,662,197
EVP – Global	2011	$608,677	—	1,000,002	$—	$243,470	$17,518	$1,869,667
Merchandising – AEO Brand	2010	$540,750	—	600,001	$400,003	$94,798	$27,162	$1,662,714

Michael R. Rempell	2012	$542,793	—	$1,000,009	$—	$745,102	$11,250	$2,299,154
EVP – Chief	2011	$498,623	—	$1,000,002	$—	$149,587	$11,100	$1,659,312
Operations Officer	2010	$484,100	—	$600,001	$400,003	$72,615	$12,037	$1,568,756

Mary M. Boland	2012	$331,731	$100,000	$583,330	$—	$448,942	$46,903	$1,510,906
Principal Financial Officer (8)

Scott M. Hurd	2012	$276,538	$76,161	$110,007	$—	$216,615	$11,250	$690,571
Interim Principal Financial Officer (9)

Joan Holstein Hilson	2012	$315,937	—	$1,000,009	$—	$900,350	$766,280	$2,982,576
Former Principal	2011	$599,134	—	$1,000,002	$—	$225,087	$11,817	$1,836,040
Financial Officer (10)	2010	$571,650	—	$600,001	$400,003	$100,136	$14,146	$1,685,936

* For Mr. Hanson, the stock awards column above includes a $2,500,006 one-time sign-on grant of performance-based RSUs on January 30, 2012. The option awards column represents a one-time sign-on grant of stock options on January 30, 2012. Additionally, as disclosed in the prior year’s Proxy Statement, during Fiscal 2011 $3,339,000 was paid to Mr. Hanson as a one-time cash sign-on bonus on January 20, 2012, which amount is not included in the Summary Compensation Table above. For Fiscal 2012, Mr. Hanson’s total target annual compensation (comprised of base salary, target bonus and grant date value of equity awards) was $5,588,822 plus perquisites and personal benefits.

(1)	2012 refers to the fifty-three week period ended February 2, 2013. 2011 and 2010 refer to the fifty-two week periods ended January 28, 2012 and January 29, 2011, respectively.

(2)	As discussed above in the “Compensation Program Changes” section, the Company initiated a one-year suspension of merit increases for Vice Presidents and above. However, Fiscal 2012 was a fifty-three week period resulting in slightly higher base salaries than Fiscal 2011. During Fiscal 2012, Messrs. Rempell and Hurd had a salary adjustment in connection with a change in their responsibilities.

32

(3)	For Ms. Boland, amount consists of $100,000 for a cash sign-on bonus. For Mr. Hurd, amount consists of $76,161 for a one-time cash bonus for his services as Interim Principal Financial Officer during the year.

(4)	The value of the stock awards included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in the Company’s Fiscal 2012 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” table for additional information regarding the vesting parameters that are applicable to these awards.

The maximum value of the restricted stock awards at the date of grant was as follows:

	Fiscal 2012	Fiscal 2011	Fiscal 2010

Robert L. Hanson	$6,580,024	$—	$—
Roger S. Markfield	$6,795,000	$6,977,969	$4,132,509
Fredrick W. Grover	$1,275,012	$1,275,002	$725,004
Michael R. Rempell	$1,275,012	$1,275,002	$725,004
Mary M. Boland	$743,745	$—	$—
Scott M. Hurd	$110,007	$—	$—
Joan Holstein Hilson	$1,275,012	$1,275,002	$725,004

(5)	The value of the time based NSO awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 12 of the Consolidated Financial Statements contained in the Company’s Fiscal 2012 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” Table for additional information regarding the vesting parameters that are applicable to these awards.

(6)	For Fiscal 2012, non-equity incentive plan compensation represents the annual incentive bonus for all NEOs. For Fiscal 2011 and Fiscal 2010, non-equity incentive plan compensation represents the annual incentive bonus for all NEOs, except for Mr. Markfield. For Fiscal 2011, amount includes $475,000 for the annual incentive bonus and $9,179 for long term incentive cash plan (“LTICP”) investment gains for Mr. Markfield. For Fiscal 2010, amount includes $237,500 for the annual incentive bonus and $29,941 for LTICP investment gains for Mr. Markfield. Pursuant to the Company’s executive compensation program, the Company eliminated the LTICP for all NEOs during Fiscal 2009 excluding Mr. Markfield due to contract terms which were negotiated prior to the plan changes taking effect. Mr. Markfield’s LTICP balance was paid out on February 17, 2012.

(7)	Amount represents total perquisites and personal benefits for each NEO.

For Mr. Hanson, amount consists of $677,890 for relocation benefits; $300,000 for employer contributions to the deferred compensation plan; $31,147 for legal fees; $15,849 for a car benefit; and $2,013 for COBRA insurance benefits. For Messrs. Markfield and Grover, amount consists of a car benefit and employer contributions to the 401(k) plan. For Mr. Rempell and Mr. Hurd, amount consists of employer contributions to the 401(k) plan. For Ms. Boland, amount consists of $40,869 for relocation benefits and $6,034 for COBRA insurance benefits. For Ms. Hilson, amount consists of $750,000 for separation pay, $15,241 for COBRA insurance benefits and $1,039 for employer contributions to the 401(k) plan. In addition to the aforementioned benefits, the Company also pays attorneys fees related to the preparation and filing of NEO stock ownership forms with the SEC.

(8)	Ms. Boland was appointed Chief Financial and Administrative Officer and Principal Financial Officer effective July 9, 2012.

(9)	Mr. Hurd served as Interim Principal Financial Officer from May 18, 2012 to July 9, 2012.

(10)	Ms. Hilson served as Chief Financial Officer and Principal Financial Officer until May 18, 2012.
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 Grants of Plan-Based Awards

			Estimated Future Payouts Under			Estimated Future Payouts			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares	Securities	Price of	Stock and
			Awards			Awards			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Robert L. Hanson	(1)	N/A	$—	$1,339,000	$—	—	—	—	—	—	—	—
	(2)	1/30/12	$—	$—	$—	—	178,190	—	—	—	—	$2,500,006
	(3)	1/30/12	$—	$—	$—	—	—	—	—	696,086	$13.12	$2,498,113
	(4)	2/28/12	$—	$—	$—	60,069	120,137	180,206	—	—	—	$1,760,007
	(5)	2/28/12	$—	$—	$—	—	98,294	—	—	—	—	$1,440,007

Roger S. Markfield	(1)	N/A	$285,000	$950,000	$1,900,000	—	—	—	—	—	—	—
	(4)	2/28/12	$—	$—	$—	154,608	309,215	463,823	—	—	—	$4,530,000
	(6)	2/28/12	$—	$—	$—	—	—	—	—	373,529	$13.70	$1,170,154

Fredrick W. Grover	(1)	N/A	$150,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	(4)	2/28/12	$—	$—	$—	18,772	37,543	56,315	—	—	—	$550,005
	(5)	2/28/12	$—	$—	$—	—	30,717	—	—	—	—	$450,004

Michael R. Rempell	(1)	N/A	$111,765	$372,551	$745,102	—	—	—	—	—	—	—
	(4)	2/28/12	$—	$—	$—	18,772	37,543	56,315	—	—	—	$550,005
	(5)	2/28/12	$—	$—	$—	—	30,717	—	—	—	—	$450,004

Mary M. Boland	(1)	N/A	$67,341	$224,471	$448,942	—	—	—	—	—	—	—
	(4)	7/9/12	$—	$—	$—	7,829	15,658	23,487	—	—	—	$320,832
	(5)	7/9/12	$—	$—	$—	—	12,811	—	—	—	—	$262,498

Scott M. Hurd	(1)	N/A	$32,492	$108,308	$216,615	—	—	—	—	—	—	—
	(5)	2/28/12	$—	$—	$—	—	7,509	—	—	—	—	$110,007

Joan Holstein	(1)	N/A	$135,053	$450,175	$900,350	—	—	—	—	—	—	—
Hilson	(4)	2/28/12	$—	$—	$—	18,772	37,543	56,315	—	—	—	$550,005
	(5)	2/28/12	$—	$—	$—	—	30,717	—	—	—	—	$450,004

(1)

Amount represents the annual incentive cash bonus under the Company’s 2005 Amended Plan. The Compensation Committee established individual annual bonus targets under the 2005 Amended Plan as a target percentage of the respective participant’s base salary (ranging from 40% to 130%) in accordance with the Compensation Goals described more fully in the “Annual Incentive Bonus” section above. On March 5, 2013, the Compensation Committee certified that the Company had achieved its stretch level of Compensation Goals, resulting in a 200% payout of the target amount of the awards above, except for Mr. Hanson. In accordance with Mr. Hanson’s employment agreement dated November 14, 2011 his Fiscal 2012 incentive cash bonus is limited to 130% of his base salary.

(2)	In accordance with Mr. Hanson’s employment agreement dated November 14, 2011, amount represents a sign-on grant of shares of performance-based RSUs under the Company’s 2005 Amended Plan. Vesting of the RSU award will be subject to both continued employment and achievement of pre-determined objective performance goals set forth in writing established by the Compensation Committee. If the performance goals are not met, then the entire RSU award will forfeit. The Committee must verify that the performance goals are met prior to vesting. If the performance goals are met, then the grant will vest in equal annual installments over three years from the grant date based solely on Executive’s continued service to the Company over that period. On March 5, 2013, the Compensation Committee certified that the performance goals were met and 65,250 RSUs including the respective dividends vested.
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(3)

In accordance with Mr. Hanson’s employment agreement dated November 14, 2011, amount represents a sign-on grant of stock options under the Company’s 2005 Amended Plan which vest in equal annual installments over three years from the grant date. On January 30, 2013, 232,028 NSOs vested.

(4)

Amount represents a grant of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EBIT results by the end of Fiscal 2014. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(5)

Amount represents a grant of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 5, 2013, the Compensation Committee certified that the Company had achieved the related performance goals and, as a result, 100% of the RSUs plus the respective dividends vested.

(6)

In accordance with Mr. Markfield’s employment agreement dated February 24, 2012, amount represents a performance-based grant of stock options under the Company’s 2005 Amended Plan. On March 5, 2013, the Compensation Committee certified that the Company had achieved the related performance goals and, as a result, 100% of the stock options vested.

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Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards (1)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert L. Hanson		232,028	464,058	—	$13.12	1/30/19	—	—	—	—
	(2)	—	—	—	—	—	—	—	195,749	$3,952,172
	(3)	—	—	—	—	—	—	—	107,980	$2,180,116
	(4)	—	—	—	—	—	—	—	131,975	$2,664,575

Roger S. Markfield		331,109	—	—	$16.11	5/16/15	—	—	—	—
		331,109	—	—	$8.09	2/2/16	—	—	—	—
		202,792	101,398	—	$15.81	3/2/17	—	—	—	—
		—	373,529	—	$13.70	2/28/19	—	—	—	—
	(5)	—	—	—	—	—	—	—	46,013	$929,002
	(6)	—	—	—	—	—	—	—	98,599	$1,990,718
	(7)	—	—	—	—	—	—	—	351,295	$7,092,647
	(4)	—	—	—	—	—	—	—	339,685	$6,858,240

Fredrick W. Grover		47,181	—	—	$27.03	3/6/14	—	—	—	—
		72,462	—	—	$19.28	3/5/15	—	—	—	—
		55,426	27,715	—	$15.81	3/2/17	—	—	—	—
	(5)	—	—	—	—	—	—	—	8,074	$163,007
	(8)	—	—	—	—	—	—	—	22,656	$457,421
	(3)	—	—	—	—	—	—	—	33,744	$681,289
	(6)	—	—	—	—	—	—	—	17,299	$349,257
	(7)	—	—	—	—	—	—	—	41,533	$838,562
	(4)	—	—	—	—	—	—	—	41,242	$832,686

Michael R. Rempell		14,758	—	—	$27.03	3/6/14	—	—	—	—
		21,597	—	—	$19.28	3/5/15	—	—	—	—
		53,708	—	—	$8.09	2/2/16	—	—	—	—
		30,823	—	—	$13.55	5/4/16	—	—	—	—
		55,426	27,715	—	$15.81	3/2/17	—	—	—	—
	(5)	—	—	—	—	—	—	—	8,074	$163,007
	(8)	—	—	—	—	—	—	—	22,656	$457,421
	(3)	—	—	—	—	—	—	—	33,744	$681,289
	(6)	—	—	—	—	—	—	—	17,299	$349,257
	(7)	—	—	—	—	—	—	—	41,533	$838,562
	(4)	—	—	—	—	—	—	—	41,242	$832,686

Mary M. Boland	(3)	—	—	—	—	—	—	—	13,905	$280,742
	(4)	—	—	—	—	—	—	—	16,995	$343,129

Scott M. Hurd	(5)	—	—	—	—	—	—	—	2,538	$51,247
	(8)	—	—	—	—	—	—	—	5,539	$111,829
	(3)	—	—	—	—	—	—	—	8,249	$166,546

Joan Holstein Hilson	(6)	—	—	—	—	—	—	—	14,321	$289,150
	(7)	—	—	—	—	—	—	—	20,617	$416,262
	(4)	—	—	—	—	—	—	—	6,797	$137,227
36

(1)	All stock awards include dividend equivalents.

(2)	Pursuant to Mr. Hanson’s Employment Agreement dated November 14, 2011, amount represents a grant on January 30, 2012 of shares of performance-based RSUs under the Company’s 2005 Amended Plan. Vesting of the RSU award is subject to both continued employment and achievement of pre-determined objective performance goals set forth in writing established by the Compensation Committee. If the performance goals are not met, then the entire RSU award will forfeit. The Committee must verify that the performance goals are met prior to vesting. If the performance goals are met, then the grant will vest in equal annual installments over three years from the grant date based solely on Executive’s continued service to the Company over that period. On March 5, 2013, the Compensation Committee certified that the performance goals were met and 65,250 RSUs vested.

(3)	Amount represents a grant on February 28, 2012(July 9, 2012 for Ms. Boland) of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 5, 2013, the Compensation Committee certified that the performance goals were met and 100% of the RSUs vested.

(4)	Amount represents a grant on February 28, 2012 (July 9, 2012 for Ms. Boland)of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EBIT results by the end of Fiscal 2014. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(5)	Amount represents a grant on March 2, 2010 of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 1, 2013, the remaining shares of the final tranche fully vested.

(6)	Amount represents a grant on March 2, 2010 of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2012. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement for each year. On March 5, 2013, the Compensation Committee certified that the Company had achieved the Fiscal 2010 stretch goals resulting in 150% of the PS vesting.

(7)	Amount represents a grant on March 1, 2011 of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2013. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement for each year.

(8)	Amount represents a grant on March 1, 2011 of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 1, 2013, the following RSUs vested for: Mr. Grover – 11,328; Mr. Rempell – 11,328; and Mr. Hurd – 2,769. The remaining shares of such RSU award will vest in accordance with the terms on the third anniversary of the grant date.

37

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert L. Hanson	—	—	—	—
Roger S. Markfield	1,236,145	$12,199,812	41,886	$615,305
Fredrick W. Grover	145,688	$1,645,515	17,659	$258,991
Michael R. Rempell	17,051	$95,816	17,659	$258,991
Mary M. Boland	—	—	—	—
Scott M. Hurd	—	—	2,309	$33,919
Joan Holstein Hilson	350,876	$2,037,732	17,659	$258,991

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation program which allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed with the Company. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2012.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contribution	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Robert L. Hanson (1) (2)	$124,231	300,000	$50,348	—	$474,579
Roger S. Markfield (3)	—	—	$425,008	—	$2,940,238
Fredrick W. Grover	—	—	—	—	—
Michael R. Rempell	—	—	—	—	—
Mary M. Boland	—	—	—	—	—
Scott M. Hurd	—	—	—	—	—
Joan Holstein Hilson	—	—	—	—	—

(1)

Mr. Hanson’s Fiscal 2012 executive contributions are reported in the Summary Compensation Table as Base Salary and his Fiscal 2012 registrant contribution is reported in the Summary Compensation Table as All Other Compensation.

(2)	Pursuant to Mr. Hanson’s employment agreement dated November 14, 2011, he received a $300,000 credit to his deferred compensation account which vests and becomes non-forfeitable at a rate of one-third on each of the first three anniversaries of Mr. Hanson’s start date with the Company, subject to his continued employment.

(3)	Mr. Markfield elected not to participate in the Company’s deferred compensation program during Fiscal 2012. The Fiscal 2012 earnings relate to contributions made in prior years.

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Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 2, 2013 and a stock price of $20.19, our closing stock price on February 1, 2013. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

For a description of the Company’s change in control benefits, please refer to the section above entitled “Severance and Change of Control Payments”.

Robert L. Hanson

Mr. Hanson was employed during Fiscal 2012 pursuant to an employment agreement dated November 14, 2011 (the “Hanson Agreement”). Pursuant to the Hanson Agreement, Mr. Hanson will receive the following:

In the event of a termination of employment without cause or for good reason, other than in connection with a change in control, Mr. Hanson will receive the following:

●	any accrued, unpaid or unused, base salary, paid time off and business expenses;
●	an amount equal to twenty-four (24) months of his annual base salary paid in a lump sum payment;
●	reimbursement of COBRA payments for up to twelve (12) months;
●	payment of a prorated portion of any annual incentive cash bonus to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred;
●	vesting of a prorated number of option shares;
●	vesting of a prorated number of time-based RSUs; and
●	vesting of a prorated number of PS.

In the event of a termination due to death or disability:
●	any accrued, unpaid or unused, base salary, PTO and business expenses;
●	payment of any declared but unpaid annual incentive cash bonus;
●	vesting of all option shares;
●	vesting of a prorated number of RSUs; and
●	vesting of PS to the extent that the performance goals established at the time of grant are met.

	Death or Disability	Voluntary Termination	Termination w/out Cause or for Good Reason	Termination for Cause	Change in Control (Double-Trigger)

Cash Payments
Base (1)	$—	$—	$—	$—	$4,738,000
Severance (2)	—	—	2,060,000	—	—
Incentive Bonus (3)	1,339,000	—	1,339,000	—	1,339,000
Stock Option Vesting (4)	3,279,498	—	13,477	—	3,279,498
RSU Vesting (5)	3,497,504	—	2,044,094	—	6,132,283
PS Vesting (6)	2,664,581	—	888,194	—	2,664,581
Total	$10,780,583	$—	$6,344,765	$—	$18,153,362

(1)	In the event of a termination following a change in control (i.e., double-trigger), amount represents two times the sum of Mr. Hanson’s base salary and annual incentive bonus at Target.

(2)	Pursuant to the Hanson Agreement, amount represents twenty-four (24) months of his annual base salary.

(3)

Pursuant to the Hanson Agreement, amount represents the annual incentive cash bonus. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Hanson’s annual incentive bonus at Target.

39

(4)	Pursuant to the Hanson Agreement, in the event of death or disability, amount represents the vesting of all unvested stock options and in the event of a termination without cause or good reason, amount represents a prorated portion of Mr. Hanson’s unvested stock options. In the event of a termination following a change in control (i.e., double-trigger), amount represents the vesting of all unvested stock options.

(5)

Pursuant to the Hanson Agreement, in the event of death or disability, amount represents the full vesting of his February 28, 2012 RSU award and a prorated portion of his January 30, 2012 RSU award based upon his days of employment during the three-year vesting period. In the event of a termination without cause or good reason, amount represents a prorated portion of Mr. Hanson’s February 28, 2012 and January 30, 2012 RSU awards based on his service during the respective three-year vesting periods. The aforementioned amounts assume that the Compensation Committee vested the outstanding RSU awards to the extent the performance goals are met. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any RSUs outstanding.

(6)	Pursuant to the Hanson Agreement, in the event of death or disability, Mr. Hanson’s February 28, 2012 PS award continues to vest and is paid on the same schedule as if his employment had not terminated. In the event of a termination without cause or good reason, a prorated portion of Mr. Hanson’s February 28, 2012 PS award, based on his service during the performance period, continues to vest and is paid on the same schedule as if his employment had not terminated. The aforementioned amounts assume that the Compensation Committee vested at Target any PS outstanding to the extent the performance goals are met. If the performance goals are not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any PS outstanding without proration.

Roger S. Markfield

 Mr. Markfield was employed during Fiscal 2012 pursuant to an employment agreement February 24, 2012 (the “Markfield Agreement”). Pursuant to the Markfield Agreement, Mr. Markfield will serve as a full-time employee until February 1, 2014 (the “Active Term”) and as a consultant for a term of three years (four years if Mr. Markfield remains employed by the Company on February 3, 2013) (the “Consulting Period”). The Markfield Agreement provides for an extension payment of $4,029,000 which increases to $6,000,000 if Mr. Markfield remains employed by the Company on February 3, 2013 (the “Extension Payment”).

Pursuant to the Markfield Agreement, Mr. Markfield will generally receive the following in the event of a termination for any reason other than “for cause”:

●	base salary earned but unpaid as of termination;
●	the Extension Payment of $6,000,000 (or $4,029,000 in the event of early retirement prior to February 3, 2013)
●	any annual cash incentive bonus for the year in which the termination occurred, prorated based on his service during the fiscal year to the extent the performance goals are met for the year;
●	vesting of any unvested, non-performance based RSUs in accordance with their terms;
●	vesting of any unvested, non-performance based stock options; and
●	continued vesting of any unvested, performance-based, RSUs and stock options in accordance with the plan under which they were granted.

In the event of a termination for “cause”, the Markfield Agreement provides for payment of base salary earned but unpaid as of termination and the Extension Payment of $6,000,000 if the termination occurs after February 3, 2013 (or $4,029,000 in the event the termination occurs prior to February 3, 2013).

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)

Cash Payments
Base (1)	$—	$—	$—	$—	$2,850,000
Extension Payment (2)	6,000,000	4,029,000	6,000,000	4,029,000	6,000,000
Bonus (3)	1,900,000	1,900,000	1,900,000	—	950,000
Stock Option Vesting (4)	2,867,376	2,867,376	2,867,376	—	2,867,376
Stock Award Vesting (5)	929,004	929,004	929,004	—	929,004
PS Vesting (6)	15,941,605	15,941,605	15,941,605	—	15,941,605
Total	$27,637,985	$25,666,985	$27,637,985	$4,029,000	$29,537,985
40

(1)	In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Markfield’s base salary and annual incentive bonus at Target.

(2)	Pursuant to the Markfield Agreement, amount represents the Extension Payment.

(3)	Pursuant to the Markfield Agreement, the Company is obligated to pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Markfield’s annual incentive bonus at Target.

(4)	Pursuant to the Markfield Agreement, amount represents the immediate vesting of unvested time-based stock options and the continued vesting of unvested performance-based stock options. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any unvested NSOs.

(5)	Pursuant to the Markfield Agreement, amount represents the full vesting of his RSU award. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any RSUs outstanding.

(6)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on March 2, 2010, March 1, 2011 and February 28, 2012 at Target and assumes achievement of performance goals for the respective periods. If the performance goals are not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any PS outstanding without proration.

Fredrick W. Grover

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)

Cash Payments
Base (1)	$—	$—	$625,000	$—	$1,687,500
Bonus (2)	1,000,000	1,000,000	1,000,000	—	500,000
Stock Option Vesting (3)	121,336	121,336	121,336	—	121,336
RSU Vesting (4)	1,073,007	1,073,007	1,073,007	—	1,301,717
PS Vesting (5)	2,020,505	2,020,505	2,020,505	—	2,020,505
Total	$4,214,848	$4,214,848	$4,839,848	$—	$5,631,058

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Grover’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Grover’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Mr. Grover’s unvested portions of stock option awards that are outstanding based upon the stock price as of February 2, 2013.

(4)	Amount assumes that the Compensation Committee fully vested the March 2, 2010 and February 28, 2012 RSU awards and partially vested the March 1, 2011 RSU awards based on service. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any RSUs outstanding.

(5)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on March 2, 2010, March 1, 2011 and February 28, 2012 at Target and assumes achievement of performance goals for the respective periods. If the performance goals are not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any PS outstanding without proration.

41

Michael R. Rempell

	Death or Disability	Voluntary Termination	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)

Cash Payments
Base (1)	$—	$—	$550,000	$—	$1,402,500
Bonus (2)	745,102	—	745,102	—	385,000
Stock Option Vesting (3)	121,336	—	—	—	121,336
RSU Vesting (4)	1,073,007	—	—	—	1,301,717
PS Vesting (5)	2,020,505	1,185,860	1,185,860	—	2,020,505
Total	$3,959,950	$1,185,860	$2,480,962	$—	$5,231,058

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Rempell’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Rempell’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Mr. Rempell’s unvested portions of stock option awards that are outstanding based upon the stock price as of February 2, 2013.

(4)	Amount assumes that the Compensation Committee fully vested the March 2, 2010 and February 28, 2012 RSU awards and partially vested the March 1, 2011 RSU awards based on service. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any RSUs outstanding.

(5)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on March 2, 2010, March 1, 2011 and February 28, 2012 at Target and assumes achievement of performance goals for the respective periods. If the performance goals are not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any PS outstanding without proration.

Mary M. Boland

	Death or Disability	Voluntary Termination	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)

Cash Payments
Base (1)	$—	$—	$575,000	$—	$1,466,250
Bonus (2)	448,942	—	448,942	—	402,500
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	280,747	—	—	—	280,747
PS Vesting (4)	343,137	77,483	77,483	—	343,137
Total	$1,072,826	$77,483	$1,101,425	$—	$2,492,634

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Boland’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Boland’s annual incentive bonus at Target.

(3)	Amount assumes that the Compensation Committee fully vested the February 28, 2012 RSU award based on service. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any RSUs outstanding.
42

(4)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded on February 28, 2012 at Target and assumes achievement of the performance goal for the respective periods. If the performance goal is not achieved, the PS will forfeit. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any PS outstanding without proration.

Scott M. Hurd

Mr. Hurd is employed pursuant to an employment letter dated December 10, 2009. It generally provides for severance payments equal to up to one year of base salary.

	Death or Disability	Voluntary Termination	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)

Cash Payments
Base (1)	$—	$—	$300,000	$—	$630,000
Bonus (2)	216,615	—	—	—	120,000
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	273,707	—	—	—	329,621
PS Vesting	—	—	—	—	—
Total	$490,322	$—	$300,000	$—	$1,079,621

(1)	Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Hurd’s base salary and annual incentive bonus at Target.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Hurd’s annual incentive bonus at Target.

(3)	Amount assumes that the Compensation Committee fully vested the March 2, 2010 and February 28, 2012 RSU awards and partially vested the March 1, 2011 RSU awards based on service. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to vest any RSUs outstanding.

Joan Holstein Hilson

On May 18, 2012, the Company entered into a Separation and Release Agreement (the “Hilson Separation Agreement”) with Joan Hilson, the Company’s former Executive Vice President and Chief Financial Officer. Per the Hilson Separation Agreement, Ms. Hilson resigned as Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) of the Company effective May 18, 2012. Ms. Hilson continued as a non-executive officer employee through July 28, 2012. Pursuant to the Hilson Separation Agreement, in exchange for a general release of any claims against the Company, Ms. Hilson received the following:

●	her base salary earned through the termination of her employment with the Company effective July 28, 2012;
●	a payment of $750,000, which represents 15 months of her annual base salary, with $150,000 payable in a lump-sum payment and $600,000 payable over the 12-month period following her separation from service;
●	a $900,350 annual incentive bonus to the extent the Fiscal 2012 performance goals were met;
●	reimbursement for up to 15 months of her COBRA premiums for medical, dental and/or vision coverage estimated to be a total of approximately $18,000;
●	a pro-rata portion of her PS awards with a value of $842,638 on February 2, 2013, if the Company achieves the applicable performance goals, in accordance with the terms of the awards. On March 5, 2013, PS with a value of $289,150 vested. PS with a value of $553,488 will vest in the future to the extent the performance goals are met; and
●	ninety days from her separation date to exercise outstanding vested stock options.
43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow the Company to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which the Company or any of its subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies the Company; or if a member of an associate’s immediate family is employed by the Company; or if an associate serves on the board of directors of a business that supplies goods or services to the Company, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, the Company’s General Counsel and the Chief Financial and Administrative Officer. Each quarter, the Company’s Directors and associates who have authority to enter into commitments on behalf of the Company are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in the Company’s filings with the Securities and Exchange Commission.

During Fiscal 2012, the Company entered into a three-year agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts benefitting Jay L. Schottenstein’s descendants. Mr. Schottenstein, the Company’s Executive Chairman of the Board of Directors, also serves as trustee of the aforementioned family trusts. Fiscal 2012 expense under the agreement was approximately $430,000. In the future, the annual expense is expected to be approximately $600,000. This transaction was approved in advance by the Audit Committee of the Board of Directors in accordance with the Company’s Related Party Transaction Policy.

From time to time we may have employees who are related to our Directors or executive officers. The Company employs Carol Dombrov, sister-in-law of Dennis R. Parodi who serves the Company as Executive Vice President – Head of Stores. Ms. Dombrov serves the Company as a Regional Director for aerie. During Fiscal 2012, Ms. Dombrov received annual cash and incentive bonus compensation of $209,077 and a grant of time-based RSUs with a grant date value of $35,000 which fully vested on March 5, 2013. The Company employs Robert Parodi, son of Dennis R. Parodi. Mr. Robert Parodi serves the Company as a District Manager. During Fiscal 2012, Mr. Robert Parodi received annual cash and incentive bonus compensation of $131,087. Mr. Parodi and Ms. Dombrov also participate in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.

44

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report for the year ended February 2, 2013 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2013 for filing with the Securities and Exchange Commission.

Noel J. Spiegel, Audit Committee Chair
Michael G. Jesselson, Audit Committee Member
Thomas R. Ketteler, Audit Committee Member
Cary D. McMillan, Audit Committee Member
Janice E. Page, Audit Committee Member
Gerald E. Wedren, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2012, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 2, 2013.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal	Fiscal
Description of Fees	2012	2011

Audit Fees	$1,166,500	$1,121,500
Audit-Related Fees	59,500	—
Tax Fees	251,186	287,510
All Other Fees	2,000	2,000
Total Fees	$1,479,186	$1,411,010
45

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for due diligence related to the Company’s international operations. “Tax Fees” primarily include fees billed related to federal, state and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to the Corporate Secretary of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another Company stockholder and wish to have your future proxy statements and annual reports householded, please contact the Corporate Secretary of the Company at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2012 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Historical Annual Reports.” A request for a copy of such report should be directed to Judy Meehan, Vice President of Investor Relations of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

46

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Mary M. Boland and Cornelius Bulman, Jr., or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 417 Fifth Avenue, New York, New York on Thursday, May 30, 2013 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

▲ PLEASE DETACH PROXY CARD HERE ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held May 30, 2013. The Proxy Statement and our 2012 Annual Report are available at: http://viewproxy.com/ae/2013/

							PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE			☒

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.				3.	Proposal Three. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014.	☐	☐	☐
	ROBERT L. HANSON	☐	☐	☐
	THOMAS R. KETTELER	☐	☐	☐
	CARY D. MCMILLAN	☐	☐	☐
	DAVID M. SABLE	☐	☐	☐	4.	In their discretion to vote upon such other matters as may properly come before the meeting.
		FOR	AGAINST	ABSTAIN
2.	Proposal Two. Hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐		IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

Please sign and date this Proxy below and return in the enclosed envelope.

I plan on attending the meeting ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

						Date			2013

(Signature)

(Signature of joint owner)

▲ PLEASE DETACH PROXY CARD HERE ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

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INTERNET Vote Your Proxy on the Internet:	TELEPHONE Vote Your Proxy by Phone:	MAIL Vote Your Proxy by Mail:

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Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.